Exhibit 99.1

38 Corporate Circle Albany, NY 12203	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

www.twec.com	NEWS RELEASEE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER RESULTS

Reports Flat Comp for the Third Quarter

Unveils New Format in 10 Stores

Albany, NY, November 19, 2015 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its third quarter ended October 31, 2015. For the third quarter of 2015, comparable store sales were flat. The Company reported a net loss of $4.3 million, or $0.14 per diluted share, as compared to a net loss of $4.5 million, or $0.14 per diluted share, for the same period last year.

“Given the challenging retail backdrop, we are encouraged by our results and confident in the progress we are making. We delivered flat comparable store sales and our third consecutive quarter of narrowed operating losses,” commented Mike Feurer, Company CEO. “We continue to benefit from the changes we’ve made to the merchandise assortment, product presentation and customer experience. Comparable store sales in our emerging trend and electronic categories were up 35% and they contributed 32% to our total sales versus 24% last year,” Mr. Feurer added.

During the quarter, the Company opened two new stores and remodeled two stores. The Company will be opening an additional four stores and remodeling two stores in the fourth quarter, bringing total new and remodeled stores to 10 by the end of the fourth quarter.

Mr. Feurer added, “Our new stores expand our merchandise selection and enhance the presentation of our emerging categories of trend and electronics, while maintaining a strong presence in our heritage media categories. Early indications are the stores are being well received by engaged customers; the associates are very excited about the concept; our industry partners are enthusiastic; and the store performance has been encouraging. These stores further advance our transformation of the customer experience toward becoming the dominant entertainment and pop culture centric experience in the marketplace.”

Total sales for the quarter decreased 6.3% to $67.9 million compared to $72.5 million for the same period last year. At the end of the quarter, the Company operated 309 stores compared to 327 stores at the same time last year, a 5.5% decline. Square footage in operation declined 7.4%.

Gross profit for the quarter was $26.7 million, or 39.3% of sales, compared to $28.5 million, or 39.4% of sales, for the same period last year. Selling, general and administrative (“SG&A”) expenses decreased $2.3 million, or 7.4%, for the quarter to $29.2 million, or 43.1% of sales, compared to $31.6 million, or 43.6% of sales, for the same period last year. The reduction in SG&A expenses was primarily due to fewer stores in operation.

For the thirty nine weeks ended October 31, 2015, the Company has narrowed its net loss by $2.8 million to a net loss of $7.2 million, or a loss of $0.23 per diluted share, compared to a net loss of $10.0 million, or $0.31 per diluted share, for the same period last year. Total sales for the period decreased 7.9% to $213.3 million, compared to $231.6 million for the same period last year. Comparable store sales for the thirty-nine weeks ended October 31, 2015 decreased 1.2% compared to the same period last year.

Gross profit for the thirty-nine weeks ended October 31, 2015 was $84.6 million, or 39.7% of sales, compared to $89.4 million, or 38.6%, of sales for the same period last year. For the thirty-nine weeks ended October 31, 2015, SG&A expenses decreased 8.5% to $87.1 million compared to $95.2 million in the same period last year. As a percentage of sales, SG&A expenses were 40.8% versus 41.1% for the same period last year.

Inventory was $149.5 million at the end of the quarter versus $158.0 million at the end of the third quarter last year, a decline of 5.4%. On a per square foot basis, inventory was $83 per square foot, at the end of the third quarter as compared to $82 per square foot at the end of the third quarter last year. Cash on hand at the end of the quarter was $74.9 million compared to $79.4 million at the end of the third quarter last year.

Mr. Feurer added, “In addition to new and remodeled stores, we are utilizing our capital resources to make investments in our merchandise diversification and presentation, customer experience, technology and strategic opportunities. We have made significant progress and continue to test, evaluate and implement strategic initiatives to accelerate the repositioning of our company.”

During the third quarter, the Company repurchased approximately 61,000 shares of common stock at an average price of $3.83 per share. Since the inception of the program, the Company has repurchased approximately 1.75 million shares of common stock at an average price of $3.84 per share. The Company has approximately $15.3 million available for purchase under its repurchase program.

Trans World will host a teleconference call today, Thursday, November 19, 2015, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company's corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com and www.secondspin.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)
	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 31,	% to	November 1,	% to	October 31,	% to	November 1,	% to
	2015	Sales	2014	Sales	2015	Sales	2014	Sales

Net sales	$67,925		$72,456		$213,339		$231,580

Cost of sales	41,245	60.7%	43,922	60.6%	128,699	60.3%	142,222	61.4%
Gross profit	26,680	39.3%	28,534	39.4%	84,640	39.7%	89,358	38.6%

Selling, general and administrative expenses	29,248	43.1%	31,567	43.6%	87,080	40.8%	95,179	41.1%

Depreciation and amortization	1,227	1.7%	953	1.3%	3,238	1.5%	2,593	1.1%
Loss from operations	(3,795)	-5.5%	(3,986)	-5.5%	(5,678)	-2.7%	(8,414)	-3.6%

Interest expense, net	488	0.7%	469	0.6%	1,367	0.6%	1,429	0.6%
Loss before income taxes	(4,283)	-6.3%	(4,455)	-6.1%	(7,045)	-3.3%	(9,843)	-4.3%
Income tax expense	45	0.1%	21	0.0%	134	0.1%	115	0.0%

Net loss	$(4,328)	-6.4%	$(4,476)	-6.2%	$(7,179)	-3.4%	$(9,958)	-4.3%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.14)		$(0.14)		$(0.23)		$(0.31)

Weighted average number of common shares outstanding - basic and diluted	31,107		31,625		31,140		31,869

SELECTED BALANCE SHEET CAPTIONS:					October 31,		November 1,
(in thousands, except store data)					2015		2014

Cash and cash equivalents					$74,854		$79,366
Merchandise inventory					149,524		158,017
Fixed assets (net)					27,282		16,709
Accounts payable					65,471		69,335
Borrowings under line of credit					—		—
Long-term capital lease, less current portion					—		143

Stores in operation, end of period					309		327
Stores in operation, average during the period					309		328